June 22, 1998



Rabar Market Research
10 Bank St. - Suite 830
White Plain, N.Y. 10606

Attention:  Mr. John Dreyer &
                    Mr. Paul Rabar

         Re:      Management Agreement Renewal
                  Smith Barney Diversified Futures Fund

Dear Mr. Dreyer & Mr. Rabar:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 1999 and make the attached modification on Rider 1. The incentive fee will now be paid annually instead of quarterly. All other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.


By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer


AGREED AND ACCEPTED

RABAR MARKET RESEARCH

By:

Print Name:

DAD/sr